Exhibit 99.2

Comcast Corporation and Sky Limited Announce Results of Tender Offers for Certain of their Outstanding Senior Debt Securities

May 8, 2023

PHILADELPHIA--(BUSINESS WIRE)--Comcast Corporation (“Comcast”) announced the results, as of 5:00 p.m., New York City time, on May 5, 2023 (the “Expiration Time”), of its previously announced cash tender offers for its outstanding 3.700% Notes due 2024 (the “3.700% Notes”), its outstanding Floating Rate Notes due 2024 (the “Floating Rate Notes”) and its outstanding 3.375% Notes due 2025 (the “3.375% Notes” and, together with the 3.700% Notes and the Floating Rate Notes, the “Comcast Notes”) and Sky Limited, a subsidiary of Comcast (“Sky” and, together with Comcast, the “Issuers”), announced the results, as of the Expiration Time, of its previously announced cash tender offer for its outstanding 3.750% Senior Unsecured Notes due 2024 (the “3.750% Notes” and, together with the Comcast Notes, the “Notes”). The cash tender offers were announced on May 1, 2023 and were made pursuant to the Offer to Purchase and the related Notice of Guaranteed Delivery, each dated May 1, 2023 (the “Tender Offer Documents”). The following table presents the aggregate principal amount of the Notes tendered and not validly withdrawn as of the Expiration Time and the aggregate principal amount of the Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents.

Title of Security	CUSIP	Principal Amount Outstanding	Principal Amount Tendered as of Expiration Time(1)	Principal Amount Tendered pursuant to Guaranteed Delivery
3.700% Notes due 2024 issued by Comcast Corporation	20030NCR0	$2,500,000,000	$1,285,159,000	$863,000

Floating Rate Notes due 2024 issued by Comcast Corporation	20030NCX7	$500,000,000	$260,121,000	$468,000

3.750% Senior Unsecured Notes due 2024 issued by Sky Limited	111013AL2 and G15632AP0	$1,250,000,000	$755,181,000	$6,533,000

3.375% Notes due 2025 issued by Comcast Corporation	20030NBL4	$993,400,000	$574,109,000	$5,924,000

(1)	Amounts do not include the principal amount of the Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents.

Comcast has accepted for purchase all Comcast Notes validly tendered and not validly withdrawn at or prior to the Expiration Time and Sky has accepted for purchase all 3.750% Notes validly tendered and not validly withdrawn at or prior to the Expiration Time. Holders whose Notes have been accepted for purchase will also receive accrued and unpaid interest on the purchased Notes from, and including, the last interest payment date for such Notes up to, but excluding, the Settlement Date (as defined below). The Issuers also expect to accept Notes validly tendered and delivered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents. The Issuers will not accept any further tenders.

The settlement date for Notes validly tendered and not validly withdrawn at or prior to the Expiration Time is expected to be May 10, 2023 (the “Settlement Date”). On May 1, 2023, Comcast priced an offering of $5.0 billion aggregate principal amount of new notes (the “New Notes Offering”). The New Notes Offering is expected to close on May 9, 2023, subject to customary closing conditions. Comcast intends to use all or a portion of the net proceeds from the New Notes Offering to fund the purchase of the Comcast Notes. Sky intends to fund the purchase of the 3.750% Notes with cash on hand.

Deutsche Bank Securities Inc. and TD Securities (USA) LLC served as Joint Dealer Managers for the tender offer.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offers were made only by, and pursuant to the terms of, the Tender Offer Documents. The tender offers were not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, the tender offers were made by the Joint Dealer Managers on behalf of the Issuers. None of the Issuers, the Tender and Information Agent or the Joint Dealer Managers, nor any of their affiliates, has made any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offers.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

Caution Concerning Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the

Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; programming costs; consumer acceptance of our content; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; laws and regulations; adverse decisions in litigation or governmental investigations; labor disputes; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Investor Contacts:

Marci Ryvicker +1 (215) 286-4781

Jane Kearns +1 (215) 286-4794

Marc Kaplan +1 (215) 286-6527

Press Contacts:

Jennifer Khoury +1 (215) 286-7408

John Demming +1 (215) 286-8011

Louise Eich +1 (215) 286-8857

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